EXHIBIT 10.1

NINTH AMENDMENT TO LEASE

Reference is made to a certain Lease ("Lease") dated June 11, 1987 by and between Jaymont (U.S.A.) Incorporated whose interest has been transferred to Aman, Inc. ("Landlord"), and Thomas Black Corporation ("Tenant") whose interest has been transferred to Safety Insurance Group, Inc., a Delaware corporation, as amended by First Amendment to Lease dated October 11, 1988, Second Amendment to Lease dated September 14, 1989; Third Amendment to Lease dated September 19, 1990, Fourth Amendment to Lease dated February 23, 1994, Fifth Amendment to Lease dated December 20, 1996, Sixth Amendment to Lease dated June 24, 2002, Seventh Amendment to Lease dated July 26, 2004, and Eighth Amendment to Lease dated April 5, 2007 (as affected by Correction to Eighth Amendment to Lease).

All capitalized terms used in this Ninth Amendment shall have the meanings ascribed to them in the Lease, or in this Ninth Amendment.

This Ninth Amendment shall be binding upon the parties on the date hereof, but the terms effective on January 1, 2018 (the "Effective Date") unless otherwise express stated. As of the Effective Date of this Ninth Amendment to Lease, the Lease Data Sheet attached hereto shall become operable.

In consideration of these presents and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is hereby further amended as follows:

1. As of the Effective Date the Tenant shall occupy, and the Premises shall be defined as, approximately 100,017 rentable square feet in the Building (sometimes referred to below as the "Remaining Premises"), configured as set forth on the Lease Data Sheet. The remaining 4,165 rentable square feet currently leased by Tenant (the "Give Back Space"), as more particularly described below, shall be surrendered and properly vacated in strict accordance with the terms of Article 12 of the Lease no later than 4:00 p.m. on December 31, 2017.

Give Back Space

20 Custom House Street

Floor 1:1,500 RSF

64 Broad Street

Floor 2:2,665 RSF

2. On or before April 30, 2018, Tenant shall surrender and properly vacate an additional 24,606 rentable square feet currently leased by Tenant (the "Additional Give Back Space"), as more particularly described below in strict accordance with the terms of Article 12 of the Lease.

Additional Give Back Space

20 Custom House Street

Floor 1:	5,183 RSF (the "First Floor Space")
Floor 11:	10,940 RSF
Floor 12:	8,483 RSF

Tenant shall have use of the Additional Give Back Space, rent-free (except as provided herein) for the period from January 1, 2018 through April 30, 2018. Although Tenant shall not be responsible for the payment of Base Rent or Occupancy or Tax Costs, Tenant shall be responsible for all utility, HVAC, electric and cleaning charges for the Additional Give Back Space. This concession and accommodation is intended to alleviate the burden on Tenant and provide temporary space during completion of the Premises Work. Tenant agrees to reasonable efforts to vacate the First Floor Space as quickly as manageable, and shall notify Landlord sixty (60) days in advance of the intended surrender date. Surrender of the First Floor Space may be made in whole or in part.

If Tenant desires to remain in the Additional Give Back Space after April 30, 2018, a 60 day advance written notice must be provided to Landlord (the "Give Back Notice") specifying the intended date for Tenant to vacate the Additional Give Back Space, which may not be later than July 31, 2018, and occupancy of the Additional Give Back Space shall be in accordance with the terms set forth herein. Except as provided above with respect to the First Floor Space, Tenant may not surrender portions of the Additional Give Back Space, but rather must retain or surrender all together. Tenant shall be responsible for the timely payment of all rent obligations applicable to the Additional Give Back Space, including Base Rent, Occupancy and Tax Costs, as well all utility, HVAC, electric and cleaning charges commencing May 1, 2018.

In the event Tenant has not vacated the Additional Give Back Space by July 31, 2018, Tenant's right to surrender the Additional Give Back Space shall be null and void and the Premises shall include the Additional Give Back Space for the entire Term at the rental rates set forth in paragraph 5 below.

3. In connection with Tenant's surrender of the Additional Give Back Space, Landlord shall be responsible for the design, materials and construction associated with removing the internal stairs and replacing the floor structures between floors 10, 11 and 12. Landlord shall also be responsible for repainting each bathroom, installing new hardware on bathroom partitions as needed to comply with the Americans With Disabilities Act, and electrostatically repainting the bathroom partitions, within the Remaining Premises. The work set forth in this paragraph 3 shall be the "Landlord's Work" and shall be coordinated with Jones Lang LaSalle and Tenant's Project Manager, Diversified. The Landlord's Work shall be completed on or before May 1, 2018.

4. The Term of the Lease is hereby extended through December 31, 2028.

5. The Lease Data Sheet and Section 1.01(a) are amended to provide that commencing on the Effective Date and continuing throughout the term of the Lease, Base Rent for the Premises shall be as follows:

Year 1	$47.50 per rentable square foot
Year 2	$49.50 per rentable square foot
Years 3-4	$50.50 per rentable square foot
Years 5-6	$51.50 per rentable square foot
Years 7-8	$52.50 per rentable square foot
Years 9-11	$53.50 per rentable square foot

6. The Office Factor as of the Effective Date shall be 68.85%, which is the ratio, expressed as a fraction of the rentable square footage of the Premises (100,017) to the rentable square footage of the Building (145,271) and shall be adjusted to reflect the surrender of the Additional Give Back Space when and if applicable.

7. From and after the Effective Date, the Occupancy Cost Base for the Premises shall be actual occupancy expenses incurred in calendar year 2018, and the Tax Cost Base shall be fiscal year 2019.

8. Tenant shall have the one-time right to surrender the 3,309 rentable square feet of space within the Premises on the 6th Floor (the "Surrender Space"). Such right shall be exercised, if at all, by nine (9) months advance written notice delivered to Landlord no later than January 1, 2021 (the "Surrender Notice"), in which event the Annual Rent and Office Factor shall be proportionately reduced. Upon receipt of a Surrender Notice, Landlord shall calculate and notify Tenant of the amount of the unamortized Tenant Improvement Allowance and Broker Fees allocated to the Surrender Space (the "Surrender Costs"). In the event Landlord has not received the Surrender Notice prior to January 1, 2021, this provision shall be null and void. If Tenant delivers the Surrender Notice, Tenant shall as a condition to its effectiveness, reimburse Landlord for the Surrender Costs.

9. Except for the Landlord's Work and the Tenant Allowance (defined hereinbelow), Tenant acknowledges that Landlord shall have no obligation whatsoever to make any improvements, alterations or additions to any part of the Premises. As of the date this Ninth Amendment is fully executed and delivered, Landlord shall provide an allowance to Tenant of up to $6,186,975.00 (the "Tenant Allowance") to be expended to refresh and improve the Premises (the "Premises Work"). The Tenant Allowance shall be used for actual and reasonable hard and soft costs associated with the Premises Work as provided in, and in strict accordance with, Exhibit A attached hereto. The Premises Work shall be completed in accordance with the applicable terms of the Lease. Tenant shall submit to Landlord from time to time, but not more than one per month, evidence of expenditures by Tenant for which Tenant is entitled to reimbursement. So long as Tenant is not in default under this Lease, Landlord shall reimburse Tenant for the aforesaid expenses within thirty (30) days after receipt of a requisition therefor, accompanied by (i) a copy of the invoice from Tenant's contractors broken down in reasonable detail and showing the cost of the Premises Work completed, (ii) submission of a lien and release waiver from Tenant's contractor and all subcontractors, and (iii) the certification of Tenant and its architect or contractor that the Premises Work has been installed in a good and workmanlike manner in accordance with all codes, regulations and applicable laws. Tenant shall deliver the final request for payment of the Tenant Allowance to Landlord no later than December 31, 2018 (the "Allowance Cutoff Date"). In the event Tenant does not submit the final request for the Tenant Allowance to Landlord on or before the Allowance Cutoff Date, but subject to extension of this date on a day for day basis due to construction delays resulting from casualty or other events or circumstances beyond Tenant's reasonable control, Landlord shall not be obligated to fund any portion of the Tenant Allowance to Tenant and the Tenant Allowance shall be forfeited by Tenant without any reduction or adjustment to the rent or other charges payable by Tenant to Landlord under this Lease. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Work and/or the Tenant Allowance. Tenant may use up to $9.75 per rentable square foot of the Premises from the Tenant Allowance to pay the next installments of annual Rent falling due, not to exceed a set off of more than 25% in any month.

10. In lieu of any options to extend remaining under the Lease as of the date hereof, Tenant shall have two (2) options to extend the term of this Lease for five (5) years each (each an "Extended Term" hereunder) commencing on the then-expiration of the term of this Lease provided that (i) Tenant is not in default hereunder, either at the time of exercise of this option or at the commencement of the Extended Term; (ii) this Lease has not been terminated or cancelled; (iii) this Lease has not been assigned without permission of Landlord, nor have more than fifty percent (50%) the Premises been sublet. Tenant shall give written notice of its exercise of this option not later than fifteen (15) months prior to the expiration of the Term hereof. Each Extended Term shall be upon the terms, provisions and conditions herein set forth, except that there shall be no further right of extension after the second Extended Term, and the Annual Rent shall be the then Market Rent for space in the Building as of the commencement of the applicable Extended Term as defined in Section 20.19 in the Third Amendment of this Lease. The determination of Market Rent shall take into account current bases for occupancy costs and taxes.

If Tenant shall fail to exercise its Option to Extend at least fifteen (15) months prior to the expiration of the then-current Term, such Option shall lapse and be void and without effect.

11. Section 20.20 of the Lease ("Right of First Offer") contained in the Fifth Amendment shall be and remain in full force and effect, but only with respect to Floors 2-10 of the Building. A revised Lease Expiration Summary, outlining the current lease expirations for the space on floors 2-10 is attached hereto as Exhibit B.

12. Section 20.17 of the Lease is hereby amended to provide that Tenant's right to lease up to twenty (20) parking spaces in the Building garage shall be reduced. From and after the Effective Date, Tenant shall have the right to lease up to twelve (12) parking spaces, nine (9) of which shall be in the 20 Custom House Street garage and three (3) shall be in the 21 Custom House Street Garage. The parking spaces shall otherwise be upon the terms and conditions set forth in the Lease.

13. Tenant warrants and represents that it has dealt with no broker or agent other than Newmark Grubb Knight Frank and McCall and Almy, whose fees shall be the responsibility of Landlord provided this Ninth Amendment is fully executed and delivered.

14. So long as Tenant is not in default and occupies the Premises for the conduct of an insurance business, Landlord will not enter into a lease for space at 20 Custom House Street with any licensed insurance company or agency selling property casualty insurance.

15. Tenant shall be permitted to replace the existing signs with new signs displaying Tenant's new logo. Landlord and Tenant shall cooperate to locate an appropriate lobby location for Tenant's signage, which shall indicate that Safety Insurance Group, Inc. is a major tenant in the Building. All signs shall be subject to Landlord prior written approval, which shall not be unreasonably delayed.

16. Landlord shall complete a renovation of the lobby at 20 Custom House Street within a reasonable period following approval of all plans and specifications therefor. The schedule, finishes, etc., will be shared with Tenant as soon as the plans are finalized, and budgets are approved.

17. Tenant acknowledges that Landlord intends to rebid the security contract and redefine the scope of work in an effort to provide a more engaged security presence at the Building including enhanced protocols designed to ensure that visitors will be diligently screened upon entry to the Building. Tenant shall have an opportunity to have input on the process, which process shall include:

(a) Bid the entire contract and award it to a provider that delivers a higher level of service.
(b) Install a new online visitor system designed to formalize and coordinate visitor protocol with the security provider.
(c) Upgrade card access readers in the elevators to accept proximity cards to monitor and control access (for employees) and visitor passes for guests.
(d) Design a security desk that ensures easy access to the lobby for the security guards.

Except as herein expressly set forth, the Lease shall be and remain in full force and effect.

EXECUTED under seal this 71'day of Alefc/Pti------ , 2017.

LANDLORD: Aman, Inc.

By:
Name:
Title:
Hereunto Duly Authorized

TENANT:

Safety Insurance Group, Inc.

Hereunto Duly Authorized William J. Begley, Jr.
Vice President, Treasurer and Chief Financial Officer

Lease Data Sheet

Landlord:	Aman, Inc.

Tenant:	Safety Insurance Group, Inc.

Tenant's Mailing Address:	20 Custom House Street
Boston, MA 02109

Lease Term:	Eleven (11) years from Effective

Commencement Date:	Date January 1, 2018

Base Rent:	As set forth in paragraph 4 of this Ninth Amendment

Permitted Uses:	Insurance business, and with the approval of the landlord, any use consistent with first class office building in the financial district of Boston

Premises:	100,017 rentable square feet in the Building at 20 Custom House Street

Schedule 1 attached hereto defines the floor area.

Guarantor:	None

Security Deposit:	None

Broker:	Newmark Grubb Knight Frank and McCall & Almy

Option to Extend:	Two five (5) year terms at market

Option to Expand:	Right of first offer (Section 20.20, as revised)

Parking:	Twelve (12) parking spaces (Section 20.17 as revised)

Schedule 1

20 Custom House Street:

Floor 12:	8,483 SF
Floor 11:	10,940 SF
Floor 10	11,148 SF
Floor 6	3,309 SF
Floor 5	12,832 SF
Floor 4	16,040 SF
Floor 3	16,041 SF
Floor 2	16,041 SF
Floor 1	5,183 SF

TOTAL	100,017 SF

EXHIBIT A

PREMISES WORK

The costs relating to the Premises Work to which the Tenant Allowance may be applied may include only the following items:

1.Construction management;

2.Architectural & engineering expenses;

3.Consultants' fees;

4.Move management and moving costs;

5.Telephone/Computer equipment;

6.Cabling;

7.Signage;

8.Furniture; and

9.Tenant's legal expenses.

As part of the Premises Work, Tenant will update the HVAC system serving the Premises, to include acquisition and installation of new HVAC equipment, which equipment shall include fan powered boxes and direct digital controls of the system, as outlined below.

Note: The interior boxes will not have heat but the exterior boxes will.

Interior Boxes:

Manufacturer — Nailor

Model — 35S ST

Exterior Boxes:

Manufacturer — Nailor

Model — 35 SEST

Floor 2:

Exterior — 11 Interior — 8

Floor 3:

Exterior — 14 Interior — 11

Floor 4:

Exterior — 11 Interior — 13

Floor 5:

Exterior — 12 Interior — 10

Floor 10:

No new boxes.

Controls Scope:

All new boxes shall be tied into the existing Automated Logic Building Management system which presently controls floor air handlers and other base building equipment.

EXHIBIT B

LEASE EXPIRATION SUMMARY

EXHIBIT B

LEASE EXPIRATION SUMMARY

Floor	Premises	Term
6th Floor	1681 RSF * 4020 RSF * 2281 RSF	6/30/20 10/31/22 Available
7th Floor	11,146 RSF *	6/30/2020
8th Floor	5,548 RSF 5,665 RSF	10/31/18 8/31/18
9th Floor	1,787 RSF 1,875 RSF 7,493 RSF *	Available Available 2/28/22

* Existing Tenant has superior rights to extend its Leases